UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

PREMIERWEST BANCORP
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
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☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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Commencing on or about February 5, 2013, PremierWest Bancorp mailed the following to its shareholders who have not voted their shares.

February 5, 2013

Dear Shareholder:

PremierWest Bancorp (“PremierWest”) is scheduled to hold a Special Meeting on Tuesday, February 19, 2013 at 1:00 p.m. Pacific Time at the Rogue Valley Country Club located at 2660 Hillcrest Road, Medford, Oregon 97504.

At the Special Meeting you will be asked to consider and vote on the approval of the Agreement and Plan of Merger dated October 29, 2012 among PremierWest, Starbuck Bancshares, Inc. and Pearl Merger Sub Corp.

Our records indicated that we have not yet received your vote. Your vote on this significant matter is important and I encourage you to vote your shares. Please refer to the proxy statement previously sent to you for additional information about the proposal and instructions on how to submit your vote. For your convenience, I have enclosed a duplicate voting instruction form that you may use to vote your shares.

As a shareholder of record, you may vote in person at the Special Meeting. Please note: If you hold your shares at a brokerage firm, and you wish to vote in person, you must obtain a legal proxy document from your firm and present it at the time you vote at the meeting. Contact your brokerage firm for instructions on how to obtain a legal proxy. Ballots will be available at the meeting for those shareholders whose shares are not held at a brokerage firm.

If you have any questions or need any assistance voting your shares, please call Georgeson Inc., the Company’s proxy solicitor, toll-free at 1-877-278-9670.

Sincerely Yours,

James M. Ford
President and Chief Executive Officer